Exhibit 99.1

Interlink Electronics Completes the Sale of

OEM Remotes and

Branded Products Business Segments

Camarillo, California, August 31, 2007 - Interlink Electronics, Inc. [OTC:LINK.PK], a global leader in the design, development and manufacture of human interface products and technologies, today announced the completion of the Company’s sale of its OEM Remotes and Branded Products business segments for an aggregate cash purchase price of $11.5 million, subject to certain post-closing price adjustments. This sale of assets was completed pursuant to the Asset Purchase Agreement dated August 15, 2007 with SMK Electronics Corporation, USA and SMK – Link Electronics Corporation, a wholly-owned subsidiary of SMK.

“The completion of this asset sale will give us the necessary capital to advance our strategic business initiatives and allow us to focus on the two business segments we feel have the greatest potential for long-term profitable growth: E-transactions and Specialty Components,” said E. Michael Thoben, Interlink’s Chairman, Chief Executive Officer and President.

“There is a unique and compelling fit between Interlink Electronics’ OEM and Branded business segments and SMK,” says Paul Evans, President, SMK Electronics Corp. USA, leader of this project. “The technology portfolio that we are acquiring along with the employee know-how that will be part of this new organization is remarkable. We are pleased that we have completed this transaction and see tremendous opportunity for the future.”

Interlink Electronics will hold a conference call to discuss recent events and future expectations on Friday, September 7, 2007 at 1:00 p.m. EDT.

To access the live conference call, dial 1-888-942-9565 (pass code is LINK); for international callers dial +1-210-234-0028 (pass code is LINK). For live webcast access, go to www.interlinkelectronics.com. A telephonic replay of the call will be available until 5:00 p.m. ET on September 28, 2007 at 1-800-947-6564; international callers may dial +1-402-220-4096. Webcast replay will be available at www.interlinkelectronics.com.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (OTC: LINK.PK), is a global leader in the design, development and manufacture of intuitive human interface products and technologies. Setting tomorrow’s standards for electronic signature and e-notarization products, advanced remote controls and consumer electronics interface solutions, Interlink has established itself as one of the world’s leading innovators of intuitive interface design. With more than 80 patents around the world protecting its technologies and products, Interlink Electronics serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Japan, Taiwan, Hong Kong and China. For more information, see http://www.interlinkelectronics.com.

About SMK Electronics

SMK Corporation, established in 1925 with its headquarters in Tokyo, Japan, is the largest manufacturer of remote control units in the world and is uniquely focused on the cost effective production of IR- and RF-based remote control solutions with an extensive product offering including unparalleled engineering, R&D and design services. SMK also produces a wide variety of electronic components used by major OEMs in the fields of communications, information, audio-visual, car electronics and home electronics.

SMK Electronics Corp., U.S.A., headquartered in Chula Vista, California, provides real solutions ranging from standard products to fully customized products, with local manufacturing facilities in their NAFTA-certified facilities in Tijuana, Mexico.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: the sufficiency of cash, credit lines and other sources to finance our operations; the results of pending litigation; business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in, and acceptance by our market of, our product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding Interlink’s financial results, industry and revenue trends, the filing of reports with the Securities and Exchange Commission and future business activities should be considered in light of these factors.

Interlink Electronics Investor Relations Contact:

Michelle Lockard

805-484-8855 ext. 114

mlockard@interlinkelectronics.com;

For More SMKUSA information, please visit http://www.smkusa.com

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